Exhibit (h.16) Amendment No. 1 to Administration, Bookkeeping and Pricing Services Agreement between Heartland Group, Inc. and ALPS Fund Services, Inc.

Amendment No. 1 to Administration, Bookkeeping and Pricing Services Agreement

This Amendment No. 1 (this “Amendment”), dated May 1, 2012 to the Administration, Bookkeeping and Pricing Services Agreement (the “Agreement”), dated August 13, 2008 between Heartland Group, Inc. (the “Fund”) and ALPS Fund Services, Inc. (“ALPS”).

WHEREAS, ALPS and the Fund wish to amend the Agreement whereby ALPS would provide certain tax return preparation services (“Tax Return Services”) to the Fund for a fixed annual fee (“Fee”), as provided herein on Annex A.

NOW THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	That certain section of the Agreement entitled “APPENDIX B – SERVICES - Tax” is herby modified to incorporate Annex A hereto into the Agreement.

2.	The Fund hereby appoints ALPS to provide the services set forth in Annex A attached hereto, as may be amended from time to time, upon the terms and conditions hereinafter set forth. ALPS hereby accepts such appointment and agrees to furnish the Tax Return Services in consideration of the Fee.

3.	ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the day and year first above written.

HEARTLAND GROUP, INC.		ALPS FUND SERVICES, INC.

By:	/s/ Paul T. Beste	By:	/s/ Jeremy O. May
	Paul T. Beste		Jeremy O. May
	Vice President and Secretary		President

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ANNEX A

TAX RETURN SERVICES

Service Delivery

Prepare the federal and state income and excise tax returns and extensions for the 3 series of the Fund:

Heartland Value Fund

Heartland Value Plus Fund

Heartland Select Value Fund

Limitations & Understandings

ALPS shall not analyze or investigate information or returns for foreign tax filings.  State income or franchise tax return preparation is limited to the initial state of nexus and does not include additional state filing requirements that may be triggered by underlying investments of the Fund. The Funds' independent auditors must provide, review, and approve any estimated excise distributions, and approve income and excise tax returns.  The Fund’s independent auditors are to sign as paid preparer of all income, state and excise tax returns.

FEE

$4,500 per year

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